Exhibit 99.(e)(1)

EAGLE POINT CREDIT COMPANY

AMENDED AND RESTATED

DIVIDEND REINVESTMENT PLAN

Introduction

Under the Amended and Restated Dividend Reinvestment Plan (the “Plan”) for Eagle Point Credit Company (the “Company”), dividends and/or other distributions (collectively, “Distributions”) to a holder of the Company’s common shares of beneficial interest, $0.001 par value per share (each, a “Share” and, collectively, the “Shares”) will automatically be reinvested in additional Shares. Each registered shareholder may elect to have Distributions made in cash (i.e., “opt-out”) rather than participate in the Plan. For any registered shareholder that does not so elect (each, a “Participant” and collectively, the “Participants”), Distributions on such shareholder’s Shares will be reinvested by Equiniti Trust Company, LLC (the “Plan Agent”), as agent for shareholders in administering the Plan, in additional Shares, as set forth below. Participation in the Plan is completely voluntary, and may be terminated or resumed at any time without penalty by so notifying the Plan Agent by telephone, in writing or by visiting the Plan Agent’s website at www.equiniti.com. If received by the Plan Agent prior to the Distribution record date, such termination or resumption will be effective with respect to any subsequently declared Distribution. Participants who hold their Shares through a broker or other nominee and who wish to elect to receive any Distributions in cash must contact their broker or nominee.

Plan Details

1.	The Plan Agent will open an account for each holder of Shares under the Plan in the same name in which such holder of Shares is registered. Whenever the Company declares a Distribution payable in cash, non-participants in the Plan will receive cash and Participants will receive the equivalent in Shares. The Plan Agent, on the Company’s behalf, will primarily use newly-issued authorized Shares to implement reinvestment of Distributions under the Plan (regardless of whether the outstanding Shares are trading at a premium or at a discount to net asset value (“NAV”) per Share). However, the Company reserves the right to instruct the Plan Agent to purchase Shares on the open market on the New York Stock Exchange or elsewhere (“Open-Market Purchases”) in connection with the reinvestment of Distributions under the Plan to the extent that the Shares are trading at a discount to NAV per Share.

2.	The number of Shares to be credited to each Participant’s account pursuant to the Plan will be determined by dividing the aggregate dollar amount of the Distribution by 95% of the closing market price per Share on the payment date, provided that if 95% of the closing market price per Share on the payment date is below the Company’s last determined NAV per Share, then the number of Shares to be credited to each Participant’s account pursuant to the Plan will be determined by dividing the aggregate dollar amount of the Distribution by the lesser of (i) the last determined NAV per Share and (ii) the closing market price per Share. In the event that the Plan Agent is instructed to implement the reinvestment of Distributions through Open-Market Purchases, any Shares so purchased shall be allocated to each Participant based upon the average purchase price (excluding any brokerage charges or other fees) of all Shares purchased with respect to the Distribution. In any case, the Plan Agent (or Plan Agent’s broker) will have until the last business day before the next date on which the Shares trade on an “ex-dividend” basis or 30 days after the payment date for such Distribution, whichever is sooner, to invest the Distribution amount in Shares acquired in Open-Market Purchases. To the extent that the Plan Agent is unable to reinvest the full amount of the Distribution through Open-Market Purchases, the balance shall be credited to Participants’ accounts in the form of newly-issued Shares, in accordance with the procedures described above. Open-Market Purchases may be made on any securities exchange where Shares are traded, in the over-the-counter market or in negotiated transactions, and may be on such terms as to price, delivery and otherwise as the Plan Agent shall determine.

The Plan Agent maintains all Participants’ accounts in the Plan and furnishes written confirmation of all transactions in the accounts, including information needed by Participants for tax records. Shares in the account of each Participant will be held by the Plan Agent on behalf of the Participant in book entry form in the Plan Agent’s name or that of the Plan Agent’s nominee. Each shareholder proxy will include those Shares purchased or received pursuant to the Plan. The Plan Agent will forward all proxy solicitation materials to Participants and vote proxies for Shares held under the Plan in accordance with the instructions of the Participants.

3.	In the case of record shareholders such as banks, brokers or other nominees, which hold Shares for others who are the beneficial owners, the Plan Agent will administer the Plan on the basis of the number of Shares certified from time to time by the record shareholder and held for the account of beneficial owners who participate in the Plan.

4.	Any Distributions or Shares issued pursuant to a split on Shares will be credited to a Participant’s account. In the event that the Company makes available to its shareholders rights to purchase additional Shares or other securities, the Shares held for each Participant under the Plan will be added to other Shares held by the Participant in calculating the number of rights to be issued to each Participant.

5.	The Plan Agent’s fees for the handling of the reinvestment of Distributions will be paid by the Company. However, each Participant will pay a pro rata portion of brokerage fees incurred in connection with Open Market Purchases (as applicable). The automatic reinvestment of Distributions will not relieve Participants of any Federal, state or local income tax that may be payable (or required to be withheld) on such Distributions. If a Participant elects by telephone, Internet or written notice to the Plan Agent to have the Plan Agent sell all or a part of his or her Shares and remit the proceeds to the Participant, the Plan Agent is authorized to deduct a $15.00 sales fee per trade and a per Share brokerage commission of $0.07 from such proceeds. All per Share fees include any applicable brokerage commissions the Plan Agent is required to pay.

6.	If a Participant elects by telephone, Internet or written notice to the Plan Agent to have the Plan Agent sell all or a part of his or her Shares and remit the proceeds to the Participant, the Plan Agent will process all sale instructions received no later than five (5) business days after the date on which the order is received. Such sale will be made through the Plan Agent’s broker on the relevant market and the sale price will not be determined until such time as the broker completes the sale. To maximize cost savings, the Plan Agent will seek to sell Shares in round lot transactions. For this purpose the Plan Agent may combine a Participant’s Shares with those of other selling Participants. In this case, the proceeds delivered to each Participant shall be based on the weighted average sale price obtained by the Plan Agent’s broker (net of all applicable brokerage fees). The Plan Agent will mail a check to the selling Participant, in an amount equal to the applicable sale proceeds, after deducting applicable brokerage fees, on the settlement date (which will be two business days after the Shares have been sold). If a Participant chooses to sell Shares through its broker, the Participant will need to request that the Plan Agent electronically transfer its Shares to the broker.

7.	Each Participant may terminate (or resume) his or her account under the Plan by so notifying the Plan Agent by telephone, in writing or by visiting the Plan Agent’s website at www.equiniti.com. Such termination (or resumption) will be effective immediately if received by the Plan Agent prior to any Distribution record date; otherwise, such termination (or resumption) will be effective on the first trading day after the payment date for such Distribution (and thus apply to any subsequent Distributions). Upon any withdrawal or termination, the terminating Participant’s Shares will be credited to such Participant’s account and the Plan Agent will cause to be delivered to each terminating Participant a statement of holdings indicating the number of whole book-entry Shares so credited, and a check for the cash adjustment of any fractional Share at the market value per Share as of the close of business on the day the termination is effective less any applicable fee. Notwithstanding the foregoing, if the terminating Participant so specifies, the Plan Agent will sell the full and fractional Shares and send the proceeds less a $15.00 sales fee per trade and a per Share brokerage commission of $0.07 to the terminating Participant.

8.	The Company reserves the right to amend or terminate the Plan upon notice in writing to each Participant at least 30 days prior to any record date for the payment of any Distribution by the Company. There is no direct service charge to Participants with regard to purchases in the Plan; however, the Company reserves the right to amend the Plan to include a service charge payable by the Participants. Notice will be sent to Participants of any amendments as soon as practicable after such action by the Company.

9.	All correspondence from a registered owner of Shares concerning the Dividend Reinvestment Plan should be directed to the Plan Agent at Equiniti Trust Company, LLC, PO Box 10027, Newark, NJ 07101. Participants who hold their Shares through a broker or other nominee should direct correspondence or questions concerning the Dividend Reinvestment Plan to their broker or nominee.